Exhibit 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 1, 2002, included in PNM Resources, Inc. and Subsidiaries and Public Service Company of New Mexico and Subsidiaries Form 10-K for the year ended December 31, 2001, and to all references to our Firm included in this registration statement.





Albuquerque, New Mexico
May 15, 2002